Exhibit 99.1

Tronox Reports Third Quarter 2012 Financial Results

•	Revenue of $487.3 million up 5 percent versus $465.4 million in prior-year quarter; current quarter includes $216.1 million revenue from acquired business

•	Minerals segment revenue, excluding acquired business, up 47 percent versus year-ago quarter; Pigment segment revenue down 30 percent versus year-ago quarter

•	Adjusted EBITDA of $131.1 million compared to $140.9 in the year-ago quarter; current quarter includes $106.8 million adjusted EBITDA from acquired business

•	Strong balance sheet with net debt of $874.7 million and cash on hand of $774.4 million

•	Completed repurchase of 10 percent of total shares outstanding, or 12.6 million Class A shares, for a total cost of $326 million

•

Board declared regular quarterly dividend of $0.25 per share payable on December 3, 2012 to shareholders of record of company’s Class A and Class B common stock at close of business on November 23, 2012

STAMFORD, Conn., (November 12, 2012) – Tronox Limited (NYSE:TROX) today reported revenue of $487.3 million in the third quarter, up 5 percent versus revenue of $465.4 million in the third quarter of 2011. The current quarter includes $216.1 million of revenue from acquired business. Adjusted EBITDA was $131.1 million in the third quarter, compared to adjusted EBITDA of $140.9 million in the year-ago quarter. The current quarter includes $106.8 million of adjusted EBITDA from acquired business. Included in current quarter earnings is $85.2 million of net amortization related to the fair value step-up of inventory and unfavorable feedstock sales contracts, primarily associated with the mineral sands acquisition. The company reported a net loss of $16.7 million, or $0.14 per diluted share, in the third quarter 2012. Adjusted net income in the current quarter was $25.6 million, or $0.21 per diluted share, versus $1.45 per diluted share in the third quarter 2011. Adjusted earnings per diluted share in the current quarter are based on 122.4 million fully diluted shares outstanding versus 79.2 million fully diluted shares outstanding in the year-ago quarter.

Tom Casey, chairman and CEO of Tronox, said: “The third quarter of 2012 was our first full quarter of operating as a vertically integrated supplier of minerals sands and pigment. We made good progress on the integration during the quarter, but its advantages are not yet reflected in our financial performance as we continued to consume market-priced feedstock under legacy purchase contracts. This resulted in a higher cost of goods sold for the company this quarter compared to coming quarters as we transition to consuming our own feedstock at cost of extraction and beneficiation and selling the long portion of feedstock at market prices. Our merger has uniquely positioned us to maximize margin and cash flow in ways that no other producers can.”

Casey continued: “During the quarter, we completed the repurchase of 10 percent of our total shares outstanding, or 12.6 million Class A shares, for a total cost of $326 million. Our Board declared a regular quarterly dividend of $0.25 per share payable on December 3, 2012 to shareholders of record of the company’s Class A and Class B common stock at the close of business on November 23, 2012. Going forward, we will continue our focus on building value for our shareholders.”

Third Quarter Results

Minerals

Minerals segment revenue of $271.7 million was $227.7 million higher than revenue of $44.0 million in the year-ago quarter. The mineral sands business acquired in the second quarter contributed revenue of $207.1 million in the current quarter. Excluding the acquired business (50 percent of Tiwest), segment revenue of $64.6 million increased 47 percent versus $44.0 million in the prior-year quarter, driven by higher selling prices, particularly for synthetic rutile, natural rutile and zircon, partially offset by significantly lower zircon volumes. Segment earnings of $19.4 million increased 46 percent versus $13.3 million in the year-ago quarter, as the acquired business and increased sales of higher grade rutile feedstocks were partially offset by significantly lower volumes of high margin zircon. Included in the segment’s current quarter earnings is $75.5 million of net amortization related to the fair value step-up of inventory and unfavorable feedstock sales contracts.

Mr. Casey commented: “Our Minerals segment delivered strong performance in its first full quarter of consolidation, particularly considering this performance was achieved despite high margin zircon pro forma volumes being down 74 percent versus the prior year. Moreover, with the mineral sands acquisition completed in June came legacy feedstock sales contracts priced significantly below market that will expire in 2012 and 2013. Across the next five quarters, through pricing adjustments we expect to increasingly benefit from the rising feedstock prices as these contracts expire. Contracts representing approximately 40,000 metric tons of CP titanium slag will expire at the end of 2012 and approximately 100,000 metric tons of CP titanium slag will expire at the end of 2013. We expect to implement substantial price increases as these volumes are released from contract. Going forward, we plan to realize the double benefit of higher selling prices on the long portion of feedstock we sell and eliminated margins on the portion of feedstock consumed internally by our pigment business.”

Pigment

Pigment segment revenue of $279.8 million was 30 percent lower than $399.4 million in the year-ago quarter, as lower volumes across regions, particularly in Asia, and unfavorable foreign currency translation were partially offset by higher selling prices. Segment earnings moved from $111.6 million in the year-ago third quarter to a reported loss of $13.2 million in the current quarter. Included in the segment’s current quarter earnings is a $9.7 million fair value step-up of inventory related to the acquisition. Excluding this inventory step-up cost, segment results were a loss of $3.5 million in the quarter. The decline in earnings was the result of lower sales volumes, increased feedstock costs and lower production rates.

Mr. Casey commented: “Our Pigment segment performance this quarter reflects two primary factors. First, our pigment operations continued to consume feedstock under third-party supply contracts that are at market price. Second, we slowed production at our pigment plants resulting in a higher cost of goods sold as we produced fewer tons to absorb fixed costs. This slowing of production also delayed the consumption of our inventory of market-priced feedstock that was purchased prior to the mineral sands acquisition. We estimate that the impact of these two factors reduced our adjusted EBITDA by $40 million in total. However, our decision to slow production enabled us to maintain finished goods inventory at the same level as it was when we started the quarter. We intend to continue to manage the utilization rates of our plants until supply-demand conditions tighten, which we see occurring in the second half of 2013.”

Corporate and Other

Revenue in Corporate and Other was $38.6 million in the third quarter 2012 versus $37.5 million in the prior-year quarter. Corporate and Other includes our electrolytic manufacturing business. Electrolytic and other chemical products’ net sales increased $2.6 million above last year’s third quarter, primarily due to restocking programs by our customers. Corporate and Other expenses in the quarter were $64.2 million as compared to $63.2 million in the prior-year quarter.

Selling, general and administrative expenses for the company for the third quarter 2012 were $59.6 million versus $53.8 million in the year ago quarter, primarily due to costs associated with the mineral sands acquisition. Interest and debt expense was $18.1 million versus $8.0 million in the year-ago quarter, mainly due to interest on the senior notes issued during the quarter and the term loan that was refinanced in February 2012. On September 30, 2012, gross consolidated debt was $1,649.1 million, and debt, net of cash, was $874.7 million. For the quarter, capital expenditures were $43.7 million and depreciation and amortization was $67.3 million.

On June 26, 2012, the company’s Board authorized the repurchase of 10 percent of the company’s Class A and Class B shares in open market transactions. During the third quarter, the company repurchased 12,541,400 Class A Shares at an average price of $25.85 per share, inclusive of commissions, for a total cost of $324.2 million. During the entire period following the authorization, the company repurchased 12,626,400 Class A Shares, representing 10 percent of total shares outstanding, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326.2 million. On September 27, 2012, the company announced the successful completion of the share repurchase program.

Outlook

Casey concluded: “While demand for our pigment products has been weak, we believe the fundamental conditions underlying the demand for these products have begun to recover and we believe sales will begin to increase next year. Plant utilization rates should increase approximately one quarter after demand as inventories are worked down. The effects of this continued slowness will be ameliorated for us by the increased margins produced by the expiration of some of our market mineral sands contracts priced below market and by the shift to consuming our own feedstock rather than feedstock purchased at market prices. As the market strengthens in the second half of 2013 and into 2014, we believe these advantages will contribute to a more rapid recovery and higher margins, cash flows and net income for us than other firms not similarly structured. We remain confident in the long term value creation potential of our business.”

Third Quarter 2012 Conference Call and Webcast

Tronox will conduct its third quarter 2012 conference call and webcast at 8:30a.m. ET (New York) on Tuesday, November 13, 2012. The live call is open to the public via Internet broadcast and telephone:

Internet Broadcast:

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID # 45254484

Conference Call Presentation Slides: will be used during the conference call and are also available on our website at

Webcast Conference Call Replay: Available via the Internet and telephone beginning on November 13, 2012, at 11:30am ET (New York), until December 13, 2012.

Internet replay:

Dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID # 45254484

About Tronox

Tronox is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment. Through the integration of its mineral sands and pigment business, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit www.tronox.com.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectation for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our registration statement on Form S-4 declared effective by the SEC on May 4, 2012. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with US GAAP. The non-GAAP financial measures presented by the company may be different than non-GAAP financial measures presented by other companies. The non-GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results, as well as the impact of fresh-start accounting applied in 2011 and purchase accounting being applied in 2012. The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with US GAAP. A reconciliation of the non-GAAP financial measures to GAAP results are included herein.

Management believes these non-GAAP financial measures:

•

Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•

Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•

Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation and amortization to the net income. Further adjustments due to fresh-start accounting, purchase accounting, and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•

Enable investors to assess the company’s compliance with financial covenants under its debt instruments. Certain debt instruments have financial covenants that use Adjusted EBITDA as part of their compliance measures, e.g., consolidated leverage ratio, which is a ratio of indebtedness to consolidated Adjusted EBITDA; and consolidated interest coverage ratio which is a ratio of consolidated Adjusted EBITDA to interest expenses; and

•

In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies

Purchase Accounting

Tronox completed the preliminary purchase accounting analysis for the mineral sands acquisition upon closing of the acquisition. Accordingly, the fixed assets, mineral rights and certain liabilities at the legacy mines and smelters in South Africa and Australia have been adjusted to their fair market value as of the closing date.

Segment Information

Prior to the mineral sands transaction, Tronox Incorporated had one reportable operating segment representing its pigment business. The Pigment segment primarily produced and marketed TiO2, and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also had third-party sales of minerals not utilized by its pigment operations. In connection with the transaction and formation of Tronox Limited, the company acquired 74 percent of Exxaro’s South African mineral sands operations, including its Namakwa and KwaZulu-Natal Sands mines, separation and slag furnaces, along with its 50 percent share of the Tiwest Joint Venture in Western Australia. As such, the company evaluated its new operations under ASC 280, Segments, and has determined that the mineral sands division qualifies as a reportable operating segment.

As of June 15, 2012, the company has two reportable operating segments, Minerals and Pigment. The Minerals segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as the co-products pig iron and zircon. The heavy minerals production is integrated with the company’s Australian pigment plant, but also has third-party sales of minerals not utilized by its pigment operations. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other segment is comprised of corporate activities, electrolytic manufacturing and marketing operations and businesses that are no longer in operation; all are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Net Sales	$487.3	$465.4	$1,349.8	$1,160.8	$107.6
Gross Margin	4.4%	30.7%	22.3%	25.7%	23.5%
Income (Loss) from Operations	$(38.1)	$99.2	$95.4	$201.8	$19.9
Operating Margin	-7.8%	21.3%	7.1%	17.4%	18.5%
Net Income (Loss)	$(18.0)	$98.9	$1,224.7	$175.3	$631.3
Diluted net income per share (Successor)	$(0.14)	$1.25	$12.57	$2.26	N/A
Diluted net income per share (Predecessor)	N/A	N/A	N/A	N/A	$15.25

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Net Sales	$487.3	$465.4	$1,349.8	$1,160.8	$107.6
Cost of goods sold	(465.8)	(322.4)	(1,048.2)	(862.1)	(82.3)

Gross Margin	21.5	143.0	301.6	298.7	25.3
Selling, general, and administrative expenses	(59.6)	(53.8)	(206.2)	(111.2)	(5.4)
Litigation/arbitration settlement	—	9.8	—	9.8	—
Provision for environmental remediation and restoration, net of reimbursements	—	0.2	—	4.5	—

Income (Loss) from Operations	(38.1)	99.2	95.4	201.8	19.9
Interest and debt expense	(18.1)	(8.0)	(39.0)	(21.5)	(2.9)
Other income (expense)	0.2	(1.3)	(4.8)	(1.7)	1.6
Gain on bargain purchase	—	—	1,045.6	—	—
Reorganization income	—	—	—	—	613.6

Income (Loss) from Continuing Operations before Income Taxes	(56.0)	89.9	1,097.2	178.6	632.2
Income tax benefit (provision)	38.0	9.0	127.5	(3.3)	(0.7)

Income (loss) from Continuing Operations	(18.0)	98.9	1,224.7	175.3	631.5
Loss from discontinued operations, net of income tax benefit	—	—	—	—	(0.2)

Net income (Loss)	$(18.0)	$98.9	$1,224.7	$175.3	$631.3
Income (loss) attributable to noncontrolling interest	(1.3)	—	(0.8)	—	—

Net Income (Loss) attributable to Tronox Limited	$(16.7)	$98.9	$1,225.5	$175.3	$631.3

Income (Loss) per share, Basic and Diluted (1):
Basic—
Continued operations	$(0.14)	$1.32	$12.94	$2.39	$15.29
Discontinued operations	—	—	—	—	(0.01)

Net income (loss) per share	$(0.14)	$1.32	$12.94	$2.39	$15.28

Diluted—
Continuing operations	$(0.14)	$1.25	$12.57	$2.26	$15.25
Discontinued operations	—	—	—	—	—

Net income (loss) per share	$(0.14)	$1.25	$12.57	$2.26	$15.25

Weighted Average Shares Outstanding (in thousands):
Basic	122,352	74,910	94,193	73,325	41,311
Diluted	122,352	79,175	96,903	77,660	41,399
Other Data:
Capital expenditures	43.7	13.6	91.2	120.7	5.5
Depreciation and amortization expense	67.3	22.6	120.2	56.8	4.1

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s unaudited condensed consolidated financial statements have been adjusted to reflect the stock split, unless otherwise noted. See Note 19 for additional information regarding the Company’s stock split.

TRONOX LIMITED

SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Net Sales	$487.3	$465.4	$1,349.8	$1,160.8	$105.2
Cost of goods sold	(380.6)	(322.4)	(939.4)	(826.6)	(79.7)

Gross Margin	106.7	143.0	410.4	334.2	25.4
Selling, general, and administrative expenses	(47.8)	(27.8)	(112.5)	(75.8)	(5.4)
Net loss attributable to noncontrolling interests	1.3	—	0.8	—	—

Adjusted Income from Operations	60.2	115.2	298.7	258.4	20.0

Interest and debt expense	(18.1)	(8.0)	(39.0)	(21.5)	(2.9)
Other income (expense)	0.2	(1.3)	(5.6)	(1.7)	1.6

Adjusted Income (Loss) from Continuing Operations before Income Taxes	42.3	105.9	254.0	235.2	18.7
Income tax benefit (provision)	(16.7)	9.0	(32.9)	(22.6)	(2.4)

Adjusted after-tax Income (loss) from Continuing Operations attributable to Tronox Limited (Non-GAAP)*	$25.6	$114.9	$221.2	$212.6	$16.4

Diluted adjusted after-tax Income (loss) from Continuing Operations per share, attributable to Tronox Limited	$0.21	$1.45	$2.21	$2.74	$0.40

Average number of shares used in diluted after-tax Income (loss) from Continuing Operations per share	122,352	79,175	96,903	77,660	41,399

*	The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Income (loss) from Continuing Operations, Attributable to Tronox Limited”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of the reorganization in bankruptcy, one-time nonoperating items and the effects related to the Transaction of the mineral sands business including certain tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of dollars, except share and per share data)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO TRONX LIMITED (GAAP)

TO ADJUSTED AFTER-TAX INCOME (LOSS) FROM CONTINUING OPERATIONS,

ATTRIBUTABLE TO TRONOX LIMITED (NON-GAAP)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Net income (loss) attributable to Tronox Limited (GAAP)	$(16.7)	$98.9	$1,225.5	$175.3	$631.3
Discontinued operations, net of income taxes (a)	—	—	—	—	0.2
Sulfuric Acid business transferred to environmental trust upon emergence from bankruptcy (b)	—	—	—	—	0.1
Reorganization Income and other bankruptcy related effects (c)	—	—	—	35.5	(613.6)
Non-operating litigation and environmental income (d)	—	(10.0)	(0.8)	(14.3)	—
Acquisition related income and expense (e)	97.0	26.0	(863.7)	35.4	—
Nonoperating one-time stock compensation charges (f)	—	—	20.6	—	—
Tax effect of Reorganization and Acquisition related items (g)	(24.6)	—	(42.5)	(2.6)	—
Tax adjustments (h)	(30.1)	—	(117.8)	(16.6)	(1.7)

Adjusted after-tax income (loss) from continuing operations attributable to Tronox Limited (Non-GAAP)	$25.6	$114.9	$221.2	$212.6	$16.4

Diluted earnings per common share (GAAP) attributable to Tronox Limited	$(0.14)	$1.25	$12.57	$2.26	$15.25
Discontinued operations, net of income taxes, per diluted share	—	—	—	—	0.00
Sulfuric Acid business, per diluted share	—	—	—	—	0.00
Reorganization Income and other bankruptcy related effects, per diluted share	—	—	—	0.46	(14.82)
Non-operating litigation and environmental income, per diluted share	—	(0.13)	(0.01)	(0.18)	—
Acquisition related income and expense, per diluted share	0.79	0.33	(8.91)	0.46	—
Nonoperating one-time stock compensation charges, per diluted share	—	—	0.21	—	—
Tax effect of Reorganization and Acquisition related items, per diluted share	(0.20)	—	(0.44)	(0.03)	—
Tax adjustments per diluted share	(0.25)	—	(1.22)	(0.21)	(0.04)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.21	$1.45	$2.21	$2.74	$0.40

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	122,352	79,175	96,903	77,660	41,399

(a)	Discontinued operations for the one month ended January 31, 2011 primarily includes adjustments to provisions for environmental, legal and other reserves related to previously discontinued operations, that were transferred to an environmental trust upon emergence from bankruptcy.
(b)	The sulfuric acid business was transferred to an environmental trust upon emergence from bankruptcy
(c)	Reorganization and other bankruptcy related effects for the eight months ended September 30, 2011 include the amortization of the fair value step-up on inventory as a result of fresh start accounting. For the one month ended January 31, 2011 the adjustment includes a one time Fresh Start accounting gain of $659.1 million partially offset by bankruptcy related legal and professional fees of $45.5 million.
(d)	Non-operating litigation and environmental income for the three months ended September 30, 2011 represent one time benefits from the settlement of litigation ($9.8 million) plus the collection of additional reimbursements ($0.2 million) received under the Predecessor’s environmental insurance policy related to its remediation efforts at the Henderson, Nevada site. For the eight months ended September 30, 2011 the adjustment includes the settlement of litigation ($9.8 million) plus additional reimbursements ($4.5 million) received under the Predecessor’s environmental insurance policy related to its remediation efforts at the Henderson, Nevada site.

For the nine months ended September 30, 2012 the amount represents settlements with various insurers related to costs incurred by the Company prior to bankruptcy.

(e)	In the three and eight months ended September 30, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include professional fees related to due diligence and transaction advice as well as investment banking fees. Additionally, Tronox Incorporated incurred legal fees associated with the exit from bankruptcy and the Transaction.

In the three and nine months ended September 30, 2012, Transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the SEC in connection with the Transaction as well as costs associated with the integration of the mineral sands business including severance associated with the relocation of the Corporate office and the changing of corporate officers.

(f)	Represents only the portion of stock compensation that was accelerated by the consummation of the transaction.
(g)	Represents the tax effect on amortization of Inventory step-up on purchase accounting and fresh start accounting using statutory rates applied in the applicable foreign jurisdiction. No tax effects have been applied in the U.S. due to a valuation allowance.
(h)	In the three months ended September 30, 2012 tax adjustments includes the reversal of a valuation allowance ($30.1 million) in a foreign jurisdiction. For the nine months ended September 30, 2012 tax adjustments include the reversal of a valuation allowance in a foreign jurisdiction ($30.1 million) and the effect of a step-up in basis of fixed assets for tax purposes ($87.7 million).

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Revenue

Minerals Segment	$271.7	$44.0	$443.6	$107.9	$7.6
Pigment Segment	279.8	399.4	990.1	1,002.2	88.5
Corporate and Other	38.6	37.5	96.6	93.3	14.5
Eliminations	(102.8)	(15.5)	(180.5)	(42.6)	(3.0)

Total	$487.3	$465.4	$1,349.8	$1,160.8	$107.6

Income from Operations

Minerals Segment	$19.4	$13.3	$110.4	$24.3	$1.9
Pigment Segment	(13.2)	111.6	137.4	219.4	20.3
Corporate and Other	(25.6)	(25.7)	(129.7)	(41.3)	(1.4)
Eliminations	(18.7)	—	(22.7)	(0.6)	(0.9)

Income from Operations	(38.1)	99.2	95.4	201.8	19.9

Interest and debt expense	(18.1)	(8.0)	(39.0)	(21.5)	(2.9)
Other income (expense)	0.2	(1.3)	(4.8)	(1.7)	1.6
Gain on bargain purchase	—	—	1,045.6	—	—
Reorganization income	—	—	—	—	613.6

Income from Continuing Operations before Taxes	$(56.0)	$89.9	$1,097.2	$178.6	$632.2

Income tax benefit (provision)	38.0	9.0	127.5	(3.3)	(0.7)

Income from Continuing Operations	$(18.0)	$98.9	$1,224.7	$175.3	$631.5

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor September 30, 2012	Successor December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$774.4	$154.0
Accounts receivable, net of allowance for doubtful accounts of $1.2 and $0.4	364.4	277.8
Inventories	1,033.1	311.2
Prepaid and other assets	31.2	21.7
Deferred income taxes	19.2	4.3

Total Current Assets	2,222.3	769.0
Noncurrent Assets
Property, Plant and Equipment, Net	1,555.8	504.3
Mineral Leaseholds, Net	1,342.8	38.4
Intangible Assets, Net	312.0	325.1
Long-Term Deferred Tax Assets	169.9	9.0
Other Long-Term Assets	63.1	11.6

Total Assets	$5,665.9	$1,657.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable
Third party	$164.7	$126.9
Related party	—	74.8
Accrued liabilities	177.1	45.7
Short-term debt	30.4	—
Long-term debt due within one year	11.0	5.9
Income taxes payable	29.0	27.6
Deferred income taxes	22.9	—

Total Current Liabilities	435.1	280.9

Noncurrent
Long-term debt	1,607.7	421.4
Pension and postretirement benefits	122.9	142.7
Asset retirement obligation	100.4	29.2
Deferred income taxes	229.2	19.1
Other	27.4	11.8

Total Liabilities	2,522.7	905.1

Stockholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 64,624,924 shares issued and 63,486,889 shares outstanding at September 30, 2012(1)	0.6	—
Tronox Limited Class B ordinary shares, par value $0.01 — 49,754,280 shares issued and outstanding at September 30, 2012(1)	0.5	—
Tronox Incorporated common stock, par value $0.01 —100,000,000 shares authorized, 15,406,803 shares issued and 15,076,691 shares outstanding at December 31, 2011	—	0.1
Capital in excess of par value	1,426.1	579.2
Retained earnings	1,434.5	241.5
Accumulated other comprehensive loss	(21.9)	(57.0)
Tronox Incorporated treasury stock, at cost — 94,513 shares at December 31, 2011	—	(11.5)

Total Stockholders’ Equity	2,839.8	752.3
Noncontrolling interest	303.4	—

Total Equity	3,143.2	752.3

Total Liabilities and Stockholders’ Equity	$5,665.9	$1,657.4

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the Successor’s unaudited condensed consolidated financial statements have been adjusted to reflect the stock split, unless otherwise noted. See Note 19 for additional information regarding the Company’s stock split.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Predecessor
	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Cash Flows from Operating Activities:
Net Income (loss)	$1,224.7	$175.3	$631.3
Adjustments to reconcile net income to net cash provided by and (used in) operating activities:
Depreciation, depletion and amortization	120.2	56.8	4.1
Deferred income taxes	(154.1)	(1.5)	0.8
Amortization of debt issuance costs	7.5	0.6	0.3
Pension and postretirement healthcare benefit (income) expense, net	3.6	3.2	(0.4)
Share-based compensation expense	28.6	7.7	—
Gain on bargain purchase, net of cash received	(1,160.4)	—	—
Other noncash items not affecting net income	152.3	4.2	(0.2)
Reorganization Items	—	(14.3)	(953.7)

Contributions to employee pension and postretirement plans	(29.9)	(5.2)	—
Changes in assets and liabilities (net of effects of acquisition):
(Increase) decrease in accounts receivable	53.3	(69.7)	(10.2)
(Increase) decrease in inventories	(216.9)	29.6	(15.3)
(Increase) decrease in prepaids and other assets	6.5	20.9	35.4
Increase (decrease) in accounts payable and accrued liabilities	22.4	(20.3)	23.6
Increase (decrease) in taxes payable	8.5	(1.6)	0.2
Other, net	1.7	31.9	1.0

Cash provided by (used in) operating activities	68.0	217.6	(283.1)

Cash Flows from Investing Activities:
Capital expenditures	(91.2)	(120.7)	(5.5)
Cash received in acquisition of minerals sands business	114.8	—	—
Proceeds from the sale of assets	—	0.5	—

Cash provided by (used in) investing activities	23.6	(120.2)	(5.5)

Cash Flows from Financing Activities:
Reductions of debt	(582.6)	(43.6)	—
Proceeds from borrowings	1,689.8	22.0	25.0
Debt issuance costs and commitment fees	(20.3)	(5.5)	(2.4)
Merger consideration	(192.6)	—	—
Class A ordinary share repurchases, including commissions paid	(326.2)	—	—
Shares repurchased for the Employee Participation Program	(14.6)	—	—
Dividends paid	(31.5)	—	—
Proceeds from conversion of warrants	0.6	1.3	—
Proceeds from rights offering	—	—	185.0

Cash provided by (used in) financing activities	522.6	(25.8)	207.6

Effects of Exchange Rate Changes on Cash and Cash Equivalents	6.2	(2.0)	0.3

Net Increase (Decrease) in Cash and Cash Equivalents	620.4	69.6	(80.7)
Cash and Cash Equivalents at Beginning of Period	154.0	61.0	141.7

Cash and Cash Equivalents at End of Period	$774.4	$130.6	$61.0

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of dollars, except share and per share data)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Eight Months Ended September 30, 2011	One Month Ended January 31, 2011
Net income	$(18.0)	$98.9	$1,224.7	$175.3	$631.3
Add: Interest and debt expense	18.1	8.0	39.0	21.5	2.9
Add: Income tax provision (benefit)	(38.0)	(9.0)	(127.5)	3.3	0.7
Add: Depreciation and amortization expense	67.3	22.6	120.2	56.8	4.1

EBITDA	29.4	120.5	1,256.4	256.9	639.0
Less: Gain on bargain purchase	—	—	(1,045.6)	—	—
Less: Gain on fresh-start accounting	—	—	—	—	(659.1)
Add: Reorganization expense associated with bankruptcy(a)	—	—	—	—	45.5
Add: Amortization of inventory step-up from purchase accounting	85.2	—	108.8	—	—
Add: Amortization of inventory step-up from fresh start accounting	—	—	—	35.5	—
Less: Provision for environmental remediation and restoration, net of reimbursements	—	(0.2)	—	(4.5)	—
Less: Litigation/arbitration settlement	—	(9.8)	—	(9.8)	—
Add: Share-based compensation	1.6	1.8	28.6	7.7	—
Add: Foreign currency remeasurement	0.9	0.2	1.7	2.2	(1.3)
Add: Transaction related costs and financial statement restatement costs(b)	10.5	26.0	70.0	35.4	—
Add: Other items(c)	3.5	2.4	8.8	6.2	0.2

Adjusted EBITDA	$131.1	$140.9	$428.7	$329.6	$24.3

(a)	Tronox Incorporated incurred costs related to the Chapter 11 bankruptcy proceedings. These items include cash and non-cash charges related to contract terminations, prepetition obligations, DIP financing costs, legal and professional fees.
(b)	In the three and eight months ended September 30, 2011, transaction costs and financial statement restatement costs include expenses related to the Transaction, fresh-start accounting fees, costs associated with restating Tronox Incorporated’s environmental reserves and the auditing of the historical financial statements. Costs associated with the Transaction include professional fees related to due diligence and transaction advice as well as investment banking fees. Additionally, Tronox Incorporated incurred legal fees associated with the exit from bankruptcy and the Transaction. In the three and nine months ended September 30, 2012, transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the SEC in connection with the Transaction and costs associated with the integration of the mineral sands business that will occur after the closing of the Transaction.
(c)	Includes noncash pension and postretirement healthcare costs, accretion expense, fixed asset write-down and abandonment costs, gains and losses on the sale of assets and other unusual or non-recurring income or expenses.